Exhibit 3.1

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ARTICLES OF CONVERSION

of

APPLIANCE RECYCLING CENTERS OF AMERICA, INC.

a Minnesota corporation

to

APPLIANCE RECYCLING CENTERS OF AMERICA, INC.

a Nevada corporation

Pursuant to the provisions of Minnesota Statutes, Chapter 302A, the undersigned corporation executes the following Articles of Conversion:

1. The Plan of Conversion attached hereto as Exhibit A (the “Plan of Conversion”), and incorporated herein by reference, has been approved by the Converting Corporation in accordance with Minnesota Statutes, Section 302A.684.

2. The name of the Converting Corporation before the conversion is Appliance Recycling Centers of America, Inc., a Minnesota corporation.

3. The name of the Converted Corporation after the conversion shall be Appliance Recycling Centers of America, Inc., a Nevada corporation, which name satisfies the laws applicable to the Converted Corporation.

4. The conversion is effective under the governing statute of the Converted Corporation upon filing of the Articles of Conversion with the Nevada Secretary of State.

5. The conversion has been approved as required by the Converting Corporation in accordance with Minnesota Statutes, Chapter 302A.

6. The conversion was approved as required by the governing statute of the Converted Corporation.

7. The Converted Corporation consents to the jurisdiction of the courts of the State of Minnesota to enforce any debt, obligation, or other liability for which the Converting Corporation is liable if, before the conversion, the Converting Corporation was subject to suit in the State of Minnesota on the debt, obligation, or other liability.

8. The Converted Corporation irrevocably appoints the Secretary of State or the State of Minnesota as its agent for service of process. The address to which the Secretary of State may forward any process for the purpose of Section 302A.691, subdivision 3 is: 175 Jackson Ave. N., Ste. 102, Minneapolis, MN 55343.

I, the undersigned, swear that the foregoing is true and accurate and that I have authority to sign these Articles of conversion on behalf of the Converting Corporation.

Dated: March 12, 2018

APPLIANCE RECYCLING CENTERS OF AMERICA, INC.

By:	/s/ Tony Isaac
Tony Isaac, Chief Executive Officer

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EXHIBIT A

PLAN OF CONVERSION

of

APPLIANCE RECYCLING CENTERS OF AMERICA, INC.

a Minnesota corporation

to

APPLIANCE RECYCLING CENTERS OF AMERICA, INC.

a Nevada corporation

This Plan of Conversion (“Plan of Conversion”) is entered into by Appliance Recycling Centers of America, Inc., a Minnesota corporation, which desires to convert to Appliance Recycling Centers of America, Inc., a Nevada corporation.

1. Converting Corporation. The name of the Converting Corporation before the conversion is Appliance Recycling Centers of America, Inc., a Minnesota corporation.

2. Converted Corporation. After conversion, the name of the Converting Corporation shall be Appliance Recycling Centers of America, Inc., a Nevada corporation.

3. Organizational Documents. The Articles of Incorporation attached hereto as Attachment A shall be the Articles of Incorporation of the Converted Corporation. The Bylaws of the Converting Corporation shall terminate on the Effective Date and shall be superseded and replaced by the Bylaws of the Converted Corporation.

4. Effective Date. The Conversion shall become effective upon filing the Articles of Conversion and the Articles of Incorporation with the Nevada Secretary of State.

5. Conversion of Ownership Shares. As of the Effective Date, each share of the Converting Corporation that is outstanding immediately prior thereto, shall be unchanged and shall continue to represent the shares of stock of the Converted Corporation and shall remain in effect immediately after consummation of the conversion.

6. Officers and Directors. The Board of Directors of the Converting Corporation holding office immediately before the Effective Date shall constitute the Board of Directors of the Converted Corporation immediately upon the Effective Date. The Officers of the Converting Corporation holding office immediately before the Effective Date shall constitute the Officers of the Converted Corporation immediately upon the Effective Date.

7. Continuation. As of the Effective Date, the Converted Corporation shall possess all rights, privileges, powers, franchises, assets, property and immunities of the Converting Corporation. The title to any real property or any interest therein vested by deed or otherwise in the Converting Corporation shall remain vested in the Converted Corporation. All rights of creditors, and all liens up on any property of the Converting Corporation, shall be preserved unimpaired, limited in lien to the property affected by such liens at the Effective Date, and all other debts, liabilities and duties of the Converting Corporation shall continue as debts, liabilities, and duties of the Converted Corporation.

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8. Instruments of Further Assurance. If at any time after the Effective Date, the Converted Corporation shall determine or be advised that any instrument of further assurance is needed in order to evidence the continued vesting in it of the title of the Converting Corporation to any of the property rights of the Converting Corporation, the appropriate officers or managers of the Converted Corporation and the Converting Corporation are hereby authorized to execute, acknowledge, and deliver all such instruments of further assurance and to do all acts or things, in the name of the Converted Corporation and the Converting Corporation, as may be required or desirable to carry out the provisions of this Plan of Conversion.

Entered into as of this   12th   day of March       , 2018.

APPLIANCE RECYCLING CENTERS OF AMERICA, INC.

By:	/s/ Tony Isaac
Tony Isaac, Chief Executive Officer

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ATTACHMENT A

Articles of Incorporation

(see attached)

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BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

040105

Articles of Incorporation

(PURSUANT TO NRS CHAPTER 78)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

1. Name of Corporation:	Appliance Recycling Centers of America, Inc.
2. Registered Agent for Service of Process: (check only one box)	[X] Commercial Registered Agent: National Registered Agents, Inc. of NV (Name) [ ] Noncommercial Registered Agent (name and address below) OR [ ] Office or Position with Entity (name and address below) Name of Noncommercial Registered Agent OR Name of Title of Office or Other Position with Entity: Street Address: City: Nevada Zip Code: Mailing Address (if different from street address): City: Nevada Zip Code:
3. Authorized Stock: (number of shares corporation is authorized to issue)	Number of shares with par value: 52,000,000 Par value per share: $ 0.001 Number of shares without par value:
4. Names and Addresses of the Board of Directors/Trustees: (each Director/Trustee must be a natural person at least 18 years of age; attach additional page if more than two directors/trustees)	1) Tony Isaac (Name) 175 Jackson Ave. N., Suite 102 (Street Address) Minneapolis (City) MN (State) 55343 (Zip Code) 2) Richard Butler (Name) 175 Jackson Ave. N., Suite 102 (Street Address) Minneapolis (City) MN (State) 55343 (Zip Code)
5. Purpose: (optional; required only if Benefit Corporation status selected)	The purpose of the corporation shall be: **6. Benefit Corporation:** (see instructions) [ ] Yes
7. Name, Address and Signature of Incorporator: (attach additional page if more than one incorporator)	I declare, to the best of my knowledge under penalty of perjury, that the information contained herein is correct and acknowledge that pursuant to NRS 239.330, it is a category C felony to knowingly offer any false or forged instrument for filing in the Office of the Secretary of State. Tony Isaac (Name) X [signature] (Incorporator Signature) 175 Jackson Ave. N., Suite 102 (Address) Minneapolis (City) MN (State) 55343 (Zip Code)
8. Certificate of Acceptance of Appointment of Registered Agent:	*I hereby accept appointment as Registered Agent for the above named Entity. If the registered agent is unable to sign the Articles of Incorporation, submit a separate signed Registered Agent Acceptance form.* X Susan Erickson (Authorized Signature of Registered Agent or On Behalf of Registered Agent Entity) 3-12-18 (Date)

This form must be accompanied by appropriate fees.

Nevada Secretary of State NRS 78 Articles
Revised: 9-28-17

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Names and Addresses of the Board of Directors (con’t)

Dennis Gao

175 Jackson Ave., N., Ste. 102, Minneapolis, MN 55343

Tim Matula

175 Jackson Ave., N., Ste. 102, Minneapolis, MN 55343

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CONTINUATION OF ARTICLES OF INCORPORATION OF

APPLIANCE RECYCLING CENTERS OF AMERICA, INC.

Article 3: Authorized Stock

Section 3.1. Designation of Classes and Series.

The total number of shares of capital. stock that the Corporation shall have authority to issue is 52,000,000 shares, of which (i) 50,000,000 shares shall be Common Stock, $0.001 par value per share (the "Common Stock") and (ii) 2,000,000 shares shall be Preferred Stock, $0.001 par value per share (the "Preferred Stock"), of which 288,588 shares are hereby designated "Series A Convertible Preferred Stock", with the voting powers, designations, preferences, limitations, restrictions, relative rights and distinguishing designation set forth in Section 3.2.

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is expressly authorized to establish from the undesignated shares of Preferred Stock one or more series of Preferred Stock and to prescribe the series and the number of each such series of Preferred Stock and the voting powers, designations, preferences, limitations, restrictions and relative rights of each such series of Preferred Stock, including without limitation: the rate of dividends upon which and the times at which dividends on shares of such series shall be payable and the preference, if any, which such dividends shall have relative to dividends on shares of any other class or classes or any other series of stock of the corporation; whether·such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which dividends on shares of such series shall be cumulative; the voting rights, if any, to be provided for shares of such series; the rights, if any, which the holders of shares of such series shall have in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation; the rights, if any, which the holders of stock of the corporation, and the terms and conditions, including price and rate of exchange of such conversion or exchange; and the redemption rights (including sinking fund provisions), if any, for shares of such series; and such other voting powers, designations, preferences, limitations, restrictions, relative rights and distinguishing designation as the Board of Directors may desire to so fix. The Board of Directors is also expressly authorized to fix the number of shares constituting such series and to increase or decrease the number of shares of any series prior to the issuance of shares of that series and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not to decrease such number below the number of shares outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

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(h)       "Recapitalization” shall mean any stock dividend, stock split, and combination of shares, reorganization, recapitalization, reclassification, or other similar event.

Section 3.2.2 Dividends.

(a)       The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation unless (in addition to the obtaining of any consents required elsewhere in these Articles of Incorporation or under applicable law) the holders of the Series A Convertible Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A Convertible Preferred Stock pursuant to this Section 3.2. The holders of the Series A Convertible Preferred Stock shall be entitled to receive, as declared by the Board of Directors and out of funds legally available for the purpose, a dividend in the aggregate amount of one dollar, regardless of the number of then-issued and outstanding shares of Series A Convertible Preferred Stock. The remaining dividends allocated by the Board of Directors shall be distributed in an equal amount per share to the holders of outstanding Common Stock and Series A Convertible Preferred Stock (on an as-if-converted to Common Stock basis pursuant to the Conversion Ratio as defined below).

(b)       To the fullest extent permitted by the General Corporation Law of the State of Nevada, the Corporation shall be expressly permitted, but not required, to redeem, repurchase or make distributions on the·shares of its capital stock in all circumstances other than where doing so would cause the Corporation to be unable to pay its debts as they become due·in the usual course of business.

Section 3.2.3 No Liquidation Preference. Immediately prior to the occurrence of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, all shares of Series A Convertible Preferred Stock shall automatically convert into shares of Common Stock based upon the then-applicable Conversion Ratio and shall participate in tlie liquidation proceeds in the same manner as other shares of Common Stock.

Section 3.2.4 Conversion. The Series A Convertible Preferred Stock shall not be convertible into Common Stock and have no other conversion rights except as specifically set forth below:

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(a)       Conversion. The "Conversion Ratio" per share of the Series A Convertible Preferred Stock in connection with any Conversion shall be at a ratio of 1:100, meaning every one share of Series A Convertible Preferred Stock, if and when converted into Common Stock, shall convert into 100 shares of Common Stock (the "Conversion''). Each Holder shall have the right, exercisable at any time and from time to time (unless otherwise prohibited by law, rule or regulation, or as restricted below), to convert any or all of such Holder's shares of Series A Convertible Preferred Stock into shares of Common Stock at the Conversion Ratio. Notwithstanding anything to the contrary herein, the Holders may not effectuate any Conversion and the Corporation may not issue any shares of Common Stock in connection therewith that would trigger any NASDAQ requirement to obtain shareholder approval prior to a Conversion or any issuance of shares of Common Stock in connection therewith that would be in excess of that number of shares of Common Stock equivalent to 19.9% of the number of shares of Common Stock as of the date hereof; provided, however, that the Holders may effectuate any Conversion and the Corporation shall be obligated to issue shares of Common Stock in connection therewith that would not trigger such a requirement. This restriction shall be of no further force or effect upon the approval of the shareholders in compliance with NASDAQ's shareholder voting requirements. Notwithstanding anything to the contrary contained herein, the Holders may not effectuate any Conversion and the Corporation shall not issue any shares of Common Stock in connection therewith until the later of (x) February 28, 2019, or (y) 61 days following the date on which the shareholders of the Corporation shall have approved the voting, Conversion, and other potential rights of the holders of Series A Convertible Preferred Stock otherwise set forth in this Section 3.2 in accordance with the relevant NASDAQ requirements.

(b)       Taxes. The Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock upon conversion in a name other than that in which the shares of the Series A Convertible Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid. The Corporation shall withhold from any payment due whatsoever in connection with the Series A Convertible Preferred Stock any and all required withholdings and/or taxes the Corporation, in its sole discretion deems reasonable or necessary, absent an opinion from Holder's accountant or legal counsel, acceptable to the Corporation in its sole determination, that such withholdings and/or taxes are not required to be withheld by the Corporation.

(c)       Stock Dividends, Splits, and Reclassifications. If the Corporation shall (i) declare a dividend or other distribution payable in securities or (ii) split its outstanding shares of Common Stock into a larger number, including any such reclassification in connection with a merger, consolidation or other business combination in which the Corporation is the continuing entity (any such corporate event, an "Event"), then in each instance the Conversion Ratio shall be adjusted such that the number of shares issued upon conversion of one share of Series A Convertible Preferred Stock will equal the number of shares of Common Stock that would otherwise be issued but for such Event.

(d)       Fractional Shares. If any Conversion of Series A Convertible Preferred Stock would result in the issuance of a fractional share of Common Stock (aggregating all shares of Series A Convertible Preferred Stock being converted pursuant to each Conversion), such fractional share shall be rounded up to the nearest whole share and the Holder shall be entitled to receive, in lieu of the final fraction of a share, one additional whole share of Common Stock.

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(e)       Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then-outstanding shares of the Series A Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of the Series A Convertible Preferred Stock, the Corporation will within a reasonable time period make a good faith effort to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(f)       Effect of Conversion. On any Conversion Date, all rights of any Holder with respect to the shares of the Series A Convertible Preferred Stock so converted, including the rights, if any, to receive distributions of the Corporation's assets or notices from the Corporation, will terminate, except only for the rights of any such Holder to receive certificates (if applicable) for the number of shares of Common Stock into which such shares of the Series A Convertible Preferred Stock have been converted.

Sectiion 3.2.5 Voting. The Holder of each share of Series A Convertible Preferred Stock shall have such number of votes as is determined by multiplying (a) the number of shares of Series A Convertible Preferred Stock held by such holder, and (b) 100. Such voting calculation is hereby authorized by the Corporation and the Corporation acknowledges such calculation may result in the total number of possible votes cast by the Series A Holders and all other classes of the Corporation's common stock in any given voting matter exceeding the total aggregate number of shares that this Corporation shall have authority to issue. With respect to any shareholder vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. The holders of Series A Convertible Preferred Stock shall vote together with all other classes and series of common and preferred stock of the Corporation as a single class on all actions to be taken by the Common Stock shareholders of the Corporation, except to the extent that voting as a separate class or series is required by law. Notwithstanding anything to the contrary herein, the Holders of shares of Series A Convertible Preferred Stock may not engage in any vote where the voting power would trigger any NASDAQ requirement to obtain shareholder approval; provided, however, the Holders shall have the right to vote that portion of their voting power that would not trigger such a requirement. This restriction shall lapse upon the requisite approval of the shareholders in compliance with NASDAQ's shareholder voting requirements in effect at the time of such approval.

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Section 3.2.6 Redemption. The Series A Convertible Preferred Stock shall have no redemption rights.

Section 3.2.7 Protective Provisions. In addition to any other rights provided by law, at any time any shares of Series A Convertible Preferred Stock are outstanding, as a legal party in interest, the Corporation, through action directly initiated by the Corporation's Board of Directors or indirectly initiated by the Corporation's Board of Directors through judicial action or process, including any action by the shareholders of the Corporation's Common Stock, shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, take any of the following actions without first obtaining the affirmative approval of a majority of the Holders.

(a)       Increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series A Convertible Preferred Stock;

(b)       Effect an exchange, reclassification, or cancellation of all or a part of the Series A Convertible Preferred Stock, but excluding a stock split or reverse stock split or combination of the Common Stock or Preferred Stock;

(c)        Effect an exchange, or create a right of exchange, of all or part of the shares of another class of shares into shares of Series A Convertible Preferred Stock; or

(d)        Alter or change the rights, preferences or privileges of the shares of Series A Convertible Preferred Stock so as to affect adversely the shares of such series, including the rights set forth in this Section 3.2; provided, however, that the Corporation may, by any means authorized by law and without any vote of the Holders of shares of the Series A Convertible Preferred Stock, make technical, corrective, administrative or similar changes in this Section 3.2 that do not, individually or in the aggregate, materially adversely affect the rights or preferences of the Holders of shares of the Series A Convertible Preferred Stock.

Section 3.2.8 Preemptive Rights. Holders of Series A Convertible Preferred Stock and holders of Common Stock shall not be entitled to any preemptive, subscription or similar right in respect to any securities of the Corporation, except as specifically set forth herein or in any other document agreed to by the Corporation.

Section 3.2.9 Reports. The Corporation shall mail to all holders of Series A Convertible Preferred Stock those reports, proxy statements and other materials that it mails to all of its holders of Common Stock.

Section 3.2.10 Notices. In addition to any other means of notice provided by law or in the Corporation's Bylaws, any notice required by the provisions of this Section 3.2 to be given to the Holders shall be deemed given if deposited in the United States mail, postage prepaid, return receipt requested and addressed to each Holder of record at such Holder's address appearing on the books of the Corporation.

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Section 3.2.11 Miscellaneous.

(a)        The headings of the various sections and subsections of this Section 3 2 are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Section 3.2.

(b)       Whenever possible, each provision of this Section 3.2 shall be interpreted in a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful, or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Section 3.2. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Section 3.2 would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(c)       The Corporation will provide to the Holders of the Series A Convertible Preferred Stock all communications sent by the Corporation to the holders of the Common Stock.

(d)        Except as may otherwise be required by law, the shares of the Series A Convertible Preferred Stock shall not have any powers, designations, preferences or other special rights, other than those specifically set forth in this Section 3.2.

(e)        Shares of the Series A Convertible Preferred Stock converted into Common Stock shall be retired and canceled and shall have the status authorized but unissued shares of preferred stock of the Corporation undesignated as to any specific series and may with any and all other authorized but unissued shares of preferred stock of the Corporation be designated or re-designated and issued or reissued, as the case may be, as part of any series of preferred stock of the Corporation.

(f)        Notwithstanding the above terms and conditions of this Section 3.2 and the dollar amounts and share numbers set forth herein shall be subject to adjustment, as appropriate, whenever there shall occur a stock split, stock dividend, combination, reclassification or other similar event involving shares of the Series A Convertible Preferred Stock. Such adjustments shall be made in such manner and at such time as the Board of Directors in good faith determines to be equitable in the circumstances, any such determination to be evidenced in a resolution duly adopted by the Board of Directors. Upon any such equitable adjustment, the Corporation shall promptly deliver to each Holder a notice describing in reasonable detail the event requiring the adjustment and the method of calculation thereof.

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(g)       With respect to any notice to a Holder required to be provided hereunder, such notice shall be mailed to the registered address of such Holder, and neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any redemption, conversion, distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation, winding-up or other action, or the vote upon any action with respect to which the Holders are entitled to vote. All notice periods referred to herein shall commence on the date of the mailing of the applicable notice. Any notice that was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

Article 4: Names and Addresses of the Board of Directors/Trustees

3)	Dennis Gao
175 Jackson Ave. N., Ste. 102
Minneapolis, MN 55343

4)	Timothy M. Matula
175 Jackson Ave. N., Ste. 102
Minneapolis, MN 55343

Article 9: Limitation of Liability

Tho personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented.

Article 10: lndemnification

The Corporation shall, to the maximum extent and in·the manner permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented, indemnify and hold harmless any and all persons whom it shall have power to indemnify under said provisions from and against any and all liabilities (including expenses) imposed upon or reasonably incurred by him or her in connection with any action, suit or other proceeding in which he or she may be involved or with which he or she may be threatened, or other matters referred to in or covered by said provisions both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the corporation.

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